Exhibit 99.1

Analog Devices Announces Financial Results for the Second Quarter of Fiscal Year 2009

NORWOOD, Mass.--(BUSINESS WIRE)--May 19, 2009--Analog Devices, Inc. (NYSE: ADI)

  Revenue was $475 million
  Gross margin was 55.1% of revenue
  Diluted EPS from continuing operations was $0.18, which includes a
  $0.03 per share impact from restructuring
  Cash and short-term investments at the end of 2Q09 totaled $1.3 billion
  Board of Directors declared a cash dividend of $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the second quarter of fiscal 2009, which ended May 2, 2009.

Results of Operations for the Second Quarter of Fiscal 2009

The table reconciling the Company’s non-GAAP financial results to GAAP financial results is provided in this release on Schedule F.

  Revenue was $475 million, approximately flat with the immediately prior quarter and a decrease of 27% from the same period one year ago. For more information regarding the breakout of revenue by end market and product type for the second quarter of fiscal 2009, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: investor.analog.com.
  Gross margin was 55.1% of revenue, compared to 56.4% of revenue in the immediately prior quarter, and 61.0% of revenue in the year-ago period. The sequential decrease in gross margin was primarily due to lower manufacturing utilization and end market revenue mix.
  Restructuring charges of $12 million were recorded in the second quarter of fiscal 2009 as part of the plan to reduce infrastructure expenses across the company.
  Operating expenses were $204 million, a decrease of $46 million, or 18%, from the immediately prior quarter, and a decrease of $35 million, or 15%, from the same period one year ago.
  Excluding restructuring charges, non-GAAP operating expenses were $192 million, a decrease of $16 million, or 8%, compared to the immediately prior quarter, and a decrease of $47 million, or 20%, compared to the same period one year ago.
  Operating income from continuing operations was $58 million, or 12.2% of revenue, compared to $20 million, or 4.1% of revenue, in the immediately prior quarter, and $157 million, or 24.2% of revenue, in the year-ago period.
  Excluding restructuring charges, non-GAAP operating income from continuing operations was $70 million, or 14.7% of revenue, compared to $61 million, or 12.9% of revenue, in the immediately prior quarter, and $157 million, or 24.2% of revenue, in the year-ago period.
  Diluted earnings per share (EPS) from continuing operations was $0.18, compared to $0.08 in the immediately prior quarter, and $0.44 in the year-ago period.
  Excluding restructuring charges, non-GAAP diluted EPS from continuing operations was $0.21, compared to $0.18 in the immediately prior quarter, and $0.44 in the year-ago period.
  Net cash provided by operating activities was $76 million. Capital expenditures were $12 million and cash dividends of $58 million were paid during the second quarter of fiscal 2009.
  Cash and short-term investments at the end of the second quarter of fiscal 2009 totaled approximately $1.3 billion.
  Accounts receivable at the end of the second quarter of fiscal 2009 decreased by approximately $7 million, or 3%, compared to the immediately prior quarter. Days sales outstanding in the second quarter of fiscal 2009 was 44 days, compared to 45 days at the end of the immediately prior quarter.
  Inventory at the end of the second quarter of fiscal 2009 decreased by approximately $16 million, or 5%, compared to the immediately prior quarter. Days in inventory decreased to 130 days at the end of the second quarter of fiscal 2009 from 141 days at the end of the immediately prior quarter.
  The Board of Directors declared a cash dividend of $0.20 per outstanding share of common stock which will be paid on June 17, 2009 to all shareholders of record at the close of business on May 29, 2009.

“ADI’s second quarter results were better than planned as we benefited from increased sales to communications infrastructure and consumer customers and a general abatement of inventory reductions by our customers. In addition, our second quarter expenses were significantly lower than originally planned as we aggressively reduced spending in response to ongoing economic uncertainty,” said President and CEO Jerald G. Fishman. “Despite the challenging environment, our business model continues to allow us to generate solid profits and cash flow as it has done for many years, giving us the flexibility to execute the strategic investment and cost reduction initiatives that we expect will drive significant operating leverage when demand recovers.”

Outlook for the Third Quarter of Fiscal 2009

The following statements are based on current expectations. These statements are forward looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the third quarter of fiscal 2009, Mr. Fishman stated, “Orders to ADI and our distributors recovered significantly in the second quarter, as customer inventory reductions subsided. Our book-to-bill ratio for the second quarter, as measured by end customer bookings, was slightly above one for the first time since the third quarter of fiscal 2008, and our third quarter opening backlog was up from last quarter. In addition, order levels were stable throughout the second quarter and have remained at these levels through the first two weeks of May. Nevertheless, our lead times remain short and we are still receiving a significant portion of new orders as turns orders, thereby limiting visibility.”

Mr. Fishman continued, “Given these factors, we’re planning for our third quarter revenue to be approximately flat on a sequential basis. We plan to continue to reduce inventories in the third quarter, and to keep very tight control over operating expenses. As a result, we expect gross margins to be approximately 54% to 55%, depending on end market revenue mix and factory utilization, and are planning for operating expenses to remain approximately flat sequentially. In addition, we expect our tax rate to be approximately 21% for the remainder of the fiscal year. As a result, we are planning for diluted EPS from continuing operations for the third quarter to be approximately $0.17 to $0.19.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the second fiscal quarter’s results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 98539131, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. A table reconciling the Company’s non-GAAP measures to GAAP measures is provided in this release.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, our non-GAAP operating income, and our non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, operating expenses, gross margins, restructuring charges, and other financial results, expected customer demand for our products, and expected results of our ongoing expense reduction efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: continuing adversity in economic conditions in the United States and internationally as a result of the ongoing crisis in global credit and financial markets, further erosion of consumer confidence and further declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, Second Quarter, Fiscal 2009

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	2Q 09	1Q 09	2Q 08
	May 2,	Jan. 31,	May 3,
	2009	2009	2008
Revenue	$474,748	$476,569	$649,340
Year-to-year growth	-26.9%	-22.4%	8.7%
Quarter-to-quarter change	-0.4%	-27.9%	5.8%
Cost of sales (1)	213,196	207,567	253,319
Gross margin	261,552	269,002	396,021
Gross margin percentage	55.1%	56.4%	61.0%
Operating expenses:
R&D (1)	109,448	119,828	134,653
Selling, marketing and G&A (1)	82,276	87,846	104,183
Special charges	11,919	41,737	-
Operating income from continuing operations	57,909	19,591	157,185
Other income	(4,324)	(8,367)	(10,555)
Income from continuing operations before income tax	62,233	27,958	167,740
Provision for income taxes	10,479	3,373	37,848
Income from continuing operations, net of tax	51,754	24,585	129,892
Income from discontinued operations, net of tax	-	364	3,194
Net income	$51,754	$24,949	$133,086

Shares used for EPS - basic	291,227	291,187	290,389
Shares used for EPS - diluted	292,446	291,248	295,360

Earnings per share from continuing operations - basic	$0.18	$0.08	$0.45
Earnings per share from continuing operations - diluted	$0.18	$0.08	$0.44

Earnings per share - basic	$0.18	$0.09	$0.46
Earnings per share - diluted	$0.18	$0.09	$0.45

Dividends paid per share	$0.20	$0.20	$0.18

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,812	$1,580	$1,906
R&D	$6,051	$5,321	$6,108
Selling, marketing and G&A	$4,703	$4,510	$4,713

Analog Devices, Second Quarter, Fiscal 2009

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	2Q 09	1Q 09	2Q 08
	May 2,	Jan. 31,	May 3,
	2009	2009	2008
Cash & short-term investments	$1,285,478	$1,283,131	$1,185,179
Accounts receivable, net	228,520	235,352	332,288
Inventories (1)	304,834	320,967	319,421
Current assets of discontinued operations	-	-	11,122
Other current assets	123,381	134,892	140,359
Total current assets	1,942,213	1,974,342	1,988,369
PP&E, net	515,937	537,198	555,430
Investments	8,698	7,578	37,920
Goodwill and intangible assets	251,803	244,712	277,215
Other	94,651	93,323	95,216
Non-current assets of discontinued operations	62,037	62,037	62,037
Total assets	$2,875,339	$2,919,190	$3,016,187

Deferred income on shipments to distributors, net	$124,792	$151,147	$174,349
Current liabilities of discontinued operations	5,305	6,676	105,601
Other current liabilities	234,951	282,431	343,007
Non-current liabilities	90,040	76,871	89,348
Stockholders' equity	2,420,251	2,402,065	2,303,882
Total liabilities & equity	$2,875,339	$2,919,190	$3,016,187

(1) Includes $2,261, $2,390 and $2,563 related to stock-based compensation in 2Q09, 1Q09 and 2Q08, respectively.

Analog Devices, Second Quarter, Fiscal 2009

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	2Q 09	1Q 09	2Q 08
	May 2,	Jan. 31,	May 3,
	2009	2009	2008
Cash flows from operating activities:
Net Income	$51,754	$24,949	$133,086
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	33,440	38,755	36,266
Amortization of intangibles	1,591	1,957	2,615
Stock-based compensation expense	12,566	11,411	12,727
Excess tax benefit - stock options	(5)	-	(3,174)
Non-cash portion of special charges	75	13,693	-
Other non-cash activity	322	207	227
Deferred income taxes	13,991	(15,925)	(2,865)
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	-	-	(67,283)
Changes in other operating assets and liabilities	(37,738)	(15,137)	41,944
Total adjustments	24,242	34,961	20,457
Net cash provided by operating activities	75,996	59,910	153,543
Percent of total revenue	16.0%	12.6%	23.6%

Cash flows from investing activities:
Additions to property, plant and equipment	(12,046)	(22,235)	(30,535)
Purchases of short-term available-for-sale investments	(583,677)	(263,906)	(572,983)
Maturities of short-term available-for-sale investments	488,043	464,197	439,520
Net expenditures related to sale of businesses	(1,340)	-	(7,074)
(Increase) decrease in other assets	(2,206)	(2,063)	592
Net cash (used) provided for investing activities	(111,226)	175,993	(170,480)

Cash flows from financing activities:
Dividend payments to shareholders	(58,164)	(58,238)	(52,511)
Repurchase of common stock	(3,091)	(489)	(165,426)
Increase in liability for common stock repurchases	-	-	(24,374)
Net proceeds from employee stock plans	2,152	768	37,623
Excess tax benefit - stock options	5	-	3,174
Net cash used for financing activities	(59,098)	(57,959)	(201,514)
Effect of exchange rate changes on cash	1,494	(1,830)	(277)

Net (decrease) increase in cash and cash equivalents	(92,834)	176,114	(218,728)
Cash and cash equivalents at beginning of period	769,713	593,599	633,089
Cash and cash equivalents at end of period	$676,879	$769,713	$414,361

Analog Devices, Second Quarter, Fiscal 2009

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	May 2,				Jan. 31,	May 3,
	2009				2009	2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$245,329	52%	-4.8%	-31.1%	$257,669	$355,908
Communications	137,270	29%	7.6%	-6.6%	127,520	146,953
Consumer	78,928	17%	4.5%	-35.8%	75,526	122,956
Computer	13,221	3%	-16.6%	-43.8%	15,854	23,523
Total Revenue	$474,748	100%	-0.4%	-26.9%	$476,569	$649,340

The sum of the individual percentages may not equal the total due to rounding.

Analog Devices, Second Quarter, Fiscal 2009

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	May 2,				Jan. 31,	May 3,
	2009				2009	2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$229,665	48%	1.6%	-22.8%	$226,021	$297,646
Amplifiers	123,666	26%	-4.9%	-27.5%	129,974	170,561
Other analog	54,279	11%	6.4%	-33.7%	51,005	81,818
Subtotal Analog Signal Processing	407,610	86%	0.1%	-25.9%	407,000	550,025
Power management & reference	28,189	6%	7.9%	-18.8%	26,135	34,701
Total Analog Products	$435,799	92%	0.6%	-25.5%	$433,135	$584,726
General purpose DSP	38,210	8%	-4.7%	-34.4%	40,110	58,281
Other DSP	739	0%	-77.8%	-88.3%	3,324	6,333
Total Digital Signal Processing	$38,949	8%	-10.3%	-39.7%	$43,434	$64,614
Total Revenue	$474,748	100%	-0.4%	-26.9%	$476,569	$649,340

The sum of the individual percentages may not equal the total due to rounding.

Analog Devices, Second Quarter, Fiscal 2009

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	2Q 09	1Q 09	2Q 08
	May 2,	Jan. 31,	May 3,
	2009	2009	2008

GAAP Operating Expenses	$203,643	$249,411	$238,836
Percent of Product Revenue	42.9%	52.3%	36.8%
Restructuring-Related Expense	(11,919)	(41,737)	-
Non-GAAP Operating Expenses	$191,724	$207,674	$238,836
Percent of Product Revenue	40.4%	43.6%	36.8%

GAAP Operating Income From Continuing Operations	$57,909	$19,591	$157,185
Percent of Total Revenue	12.2%	4.1%	24.2%
Restructuring-Related Expense	11,919	41,737	-
Non-GAAP Operating Income From Continuing Operations	$69,828	$61,328	$157,185
Percent of Product Revenue	14.7%	12.9%	24.2%

GAAP Diluted EPS Including Discontinued Operations	$0.18	$0.09	$0.45
Diluted Loss (Earnings) Per Share from Discontinued Operations	0.00	0.00	(0.01)
GAAP Diluted EPS From Continuing Operations (1)	$0.18	$0.08	$0.44
Restructuring-Related Expense	0.03	0.10	-
Non-GAAP Diluted EPS From Continuing Operations	$0.21	$0.18	$0.44

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com